UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

(Print or Type Response)

1.   Name and Address of Reporting Person

     Frisch    Richard
     (Last)    (First)   (Middle)

     c/o Corporate TV Group, Inc.
     747 Third Avenue
     (Street)

     New York    NY           10017
     (City)    (State)        (Zip)

2.   Date of Event Requiring Statement (Month/Day/Year)
                              06/16/97

3.   IRS or Social Security Number of Reporting Person (Voluntary)

4.   Issuer Name and Ticker or Trading Symbol
     Medialink Worldwide Incorporated (MDLK)

5.   Relationship of Reporting Person(s) to Issuer (Check all applicable)
     / /  Director                      / /  10% Owner
     /X/  Officer (give title below)    / /  Other (specify below)

     Senior Vice President, President and Chief Executive Officer of MCT Division of Medialink Worldwide Incorporated
     -------------------------------------------------------------------------

6.   If Amendment, Date of Original (Month/Day/Year)

7.   Individual or Joint/Group Filing (Check Applicable Line)
     /X/  Form filed by One Reporting Person
     / /  Form filed by More Than One Person

            Table I -- Non-Derivative Securities Beneficially Owned

                                2. Amount      3. Ownership
                                   of Secu-       Form:
                                   rities         Direct          4.  Nature of
                                   Bene-          (D) or              Indirect
                                   ficially       Indirect            Beneficial
                                   Owned          (I)                 Ownership
1.   Title of Security (Instr.4)   (Instr.4)      (Instr. 5)          (Instr. 5)
     ---------------------------  -----------   ------------       ------------
     Common Stock                  35,185*        I              *Richard Frisch is the sole shareholder of
                                                                 Corporate TV Group, Inc., a New York corporation,
                                                                 and as such may be deemed to beneficially own all
                                                                 shares held by Corporate TV Group, Inc.










Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*If the form is filed by more than one reporting person, see Instruction 5(b)(v).

        Table II - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

                                             2.   Date Exercisable
                                                  and Expiration Date      3.  Title and Amount of Securities Underlying Derivative
                                                  (Month/Day/Year)              Security (Instr.4)
                                                  --------------------     --------------------------------------------------------
                                             Date                                                                  Amount or
1.   Title of Derivative                     Exercis-       Expiration                                             Number
     Security (Instr. 4)                     able           Date (1)                 Title                         of Shares
    --------------------------------------- -------------- ------------     ----------------------------- -------------------------









                                                                 5.   Ownership
                                                                      Form of
                                                                      Derivative
                                             4.   Conver-             Security:
                                                  sion or             Direct
                                                  Exercise            (D) or
                                                  Price of            Indirect                 6.   Ownership of Indirect
                                                  Derivative          (I)                           Beneficial Ownership
                                                  Security            (Instr. 5)                    (Instr. 5)
                                                  --------------      ------------------------      ------------------------






Explanation of Responses:


               /s/Richard Frisch                            6/26/97
-----------------------------------------------   ---------------------------
     **Signature of Reporting Person                        Date
Richard Frisch

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a)

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information aimed in this form are not required to respond unless the form displays a currently valid CMB number.